Exhibit 99.1

For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports First Quarter 2006 Financial Results

•	Continued improvement in profitability

•	Days sales outstanding (DSO) reduced to 75 days

•	Credit facility expanded to $60 million

RESTON, Va. — BUSINESS WIRE — May 2, 2006 — NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the first quarter 2006. The table below is a summary of our financial results:

Q1: 2006
Revenues	$46.0 million
Operating income	$2.7 million
Operating margin	5.8%
Net income	$1.7 million
Diluted EPS (GAAP)	$0.12

Charles K. Narang, NCI’s chairman and CEO, said, “NCI has posted another quarter of solid financial results. During the quarter we improved our profitability, generated significant cash flow from operations, and expanded our credit facility to $60 million.”

Reported Results

For the first quarter of 2006, NCI reported revenues of $46.0 million compared to $46.4 million for the first quarter of 2005. Operating income for the first quarter of 2006 was $2.7 million, up 6%, compared to $2.5 million for the first quarter of 2005. Operating margin increased to 5.8%, up from 5.4% in the same period in 2005. This 40-basis point increase in operating margin was the result of a decrease in stock-based compensation expense as well as reductions in other general and administrative costs.

Net income for the first quarter was $1.7 million, compared to $2.1 million for the same period in 2005. Diluted earnings per share for the first quarter were $0.12 per share, compared to $0.27 per share for the comparable period in 2005. The effective tax rate for the first quarter of 2006 was 39.1%. Diluted shares outstanding for the first quarter of 2006 was 13.5 million shares compared to 7.6 million shares for the first quarter of 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income was $1.3 million, diluted shares outstanding was 7.2 million, and earnings per share was $0.18 per share for the first quarter of 2005.

Business Highlights

NCI’s president, Michael Solley, stated, “During the quarter we had contract growth on an intelligence program and we won an important $25.3 million task order for the Army to support IT work at Ft. Lewis, Washington. With this additional work, as well as our existing base of contracts, we have ample opportunity to reach our existing and potential customers to continue building NCI’s revenue base.”

Key Metrics

NCI’s reported total backlog for the first quarter of 2006 of $560 million, of which $71 million was funded backlog. This compares to total backlog of $548 million at the end of the first quarter of 2005, including $80 million in funded backlog. During the first quarter of 2006, 68% of revenue was from prime contracts. Time-and-materials contracts accounted for 47% of revenue, cost-plus contracts accounted for 32%, and fixed-price contracts accounted for 21% of revenue for the first quarter of 2006. Our customer mix for the first quarter of 2006 reflects approximately 75% from the Department of Defense and Intelligence customers and approximately 25% from federal civilian agencies. We made substantial improvements in reducing our days sales outstanding in accounts receivable, or DSO, which was 75 days at the end of the first quarter of 2006. As a result of this 15-day improvement in DSO, we generated exceptionally strong cash flow from operations for the first quarter of 2006 of $9.1 million.

Outlook

The table below summarizes the guidance ranges for the second quarter of 2006 and full year 2006. Earnings per share data are based on an effective C corporation tax rate of approximately 39.1%. This outlook does not reflect the impact of any future acquisitions.

	2nd Quarter 2006	Full Year 2006
Revenue	$48 million - $51 million	$205 million - $215 million
Diluted Earnings Per Share	$0.14 - $0.15	$0.63 - $0.68

Conference Call Information

NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EDT, to discuss first quarter 2006 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 7490055. The conference call will be Webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 9 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 7490055. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,400 employees and 50 locations worldwide. For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; individual business decisions of our clients; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); our ability to complete and implement acquisitions appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (iv) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2006, and from time to time, in other filings with the commission such as our Form 8-K and Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2005	2006
Revenue	$46,372	$46,035

Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	39,567	39,470
General and administrative expense	3,622	3,255
Depreciation and amortization	398	410
Amortization of intangible assets	272	246

Total operating costs and expenses	43,859	43,381

Operating income	2,513	2,654
Interest income	8	117
Interest expense	(352)	(26)

Income before income taxes	2,169	2,745
Income tax expense	102	1,074

Net income	$2,067	$1,671

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779	13,328
Net income per share	$0.30	$0.13

Diluted:
Weighted average shares and equivalent shares outstanding	7,554	13,502
Net income per share	$0.27	$0.12

Pro forma income tax information*
Income before taxes	$2,169
Pro forma provision for income taxes	843

Pro forma net income	$1,326

Pro forma earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779
Pro forma net income per share	$0.20

Diluted:
Weighted average shares and equivalent shares outstanding	7,221
Pro forma net income per share	$0.18

*	Pro forma for C corporation taxes

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share data)

	As of December 31, 2005	As of March 31, 2006
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,323	$15,430
Accounts receivable, net	46,611	37,609
Deferred tax asset, net	4,570	3,887
Prepaid expenses and other current assets	669	1,374

Total current assets	64,173	58,300
Property and equipment, net	6,031	5,701
Other assets	558	797
Deferred tax asset, net	494	479
Intangible assets, net	1,338	1,092
Goodwill	17,427	17,427

Total assets	$90,021	$83,796

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,854	$8,282
Accrued salaries and benefits	9,416	8,209
Other accrued expenses/liabilities	2,936	3,070
Deferred revenue	1,012	758
Distributions payable	5,866	—

Total current liabilities	28,084	20,319
Other liabilities	4,766	4,626

Total liabilities	32,850	24,945

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,027,760 shares issued and outstanding	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,658	57,574
Deferred compensation	(741)	(648)
Retained earnings	—	1,671

Total stockholders’ equity	57,171	58,851

Total liabilities and stockholders’ equity	$90,021	$83,796

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2005	2006
Cash flows from operating activities
Net income	$2,067	$1,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	670	655
Decrease in cash surrender value of life insurance	334	—
Stock-based compensation expense	177	9
Deferred income tax benefit	—	699
Changes in operating assets and liabilities:
Accounts receivable, net	(1,980)	9,001
Prepaid expenses and other assets	(1,236)	(944)
Accounts payable	(839)	(572)
Accrued expenses/other current liabilities	949	(1,322)
Deferred rent	(83)	(103)

Net cash provided by operating activities	59	9,094

Cash flows from investing activities
Purchase of property and equipment	(456)	(53)
Proceeds from sale of property and equipment	—	3
Cash paid for purchase of SES	(1,919)	—

Net cash used in investing activities	(2,375)	(50)

Cash flows from financing activities
Borrowings on line of credit, net	3,776	—
Repayments on term loan	(466)	—
Principal payments under capital lease obligations	(83)	(71)
Distributions to stockholders	(940)	(5,866)

Net cash provided by (used in) financing activities	2,287	(5,937)

Net change in cash and cash equivalents	(29)	3,107
Cash and cash equivalents, beginning of year	40	12,323

Cash and cash equivalents, end of period	$11	$15,430

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$352	$26

Income taxes	$13	$24

Supplemental disclosure of non-cash activities:
Equipment acquired under capital leases	$66	$30

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